EXHIBIT 3.7

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CSL NATIONAL, LP

The undersigned, being the only general partner of CSL National, LP, and desiring to form a limited partnership pursuant to the laws of the State of Delaware certifies as follows:

1.             The name of the limited partnership is CSL National, LP.

2.             The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

3.             The name and address of its registered agent is The Corporate Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

4.             The name and address of its general partner is CSL National GP, LLC, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

CSL NATIONAL, LP

By:	CLS NATIONAL GP, LLC
General Partner

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Assistant Secretary

Dated:    October 17, 2014